Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Larry J. Goddard
(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE SECOND QUARTER
ENDED JUNE 30, 2010

Tontitown, Arkansas, July 27, 2010......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) today reported net income of $1,261,577 or diluted and basic earnings per share of $0.13 for the quarter ended June 30, 2010, and net income of $946,134 or diluted and basic earnings per share of $0.10 for the six month period then ended. These results compare to a net loss of $2,356,317 or diluted and basic loss per share of $0.25, and net loss of $5,702,244 or diluted and basic loss per share of $0.61, respectively, for the three and six months ended June 30, 2009.

Operating revenues, including revenue from fuel surcharges, were $85,237,911 for the second quarter of 2010, a 24.5% increase compared to $68,476,476 for the second quarter of 2009. Operating revenues, including fuel surcharges, were $167,084,734 for the six months ended June 30, 2010, a 24.4% increase compared to $134,294,511 for the six months ended June 30, 2009.

Daniel H. Cushman, President of the Company, commented, “We were very pleased with our operating results for the quarter, which were not only favorable for obvious financial reasons, but also to reinforce to everyone in our organization that our focused efforts yielded the desired results. Our operating income for the quarter was $2.3 million versus an operating loss of $3.6 million for the second quarter of 2009, which is a $5.9 million improvement quarter over quarter. Year to date operating income improved $9.5 million, from an operating loss of $7.2 million as of June 30, 2009 to operating income of $2.3 million as of June 20, 2010. To our shareholders, this improvement translates to a $0.38 improvement in quarterly earnings per share from a $0.25 loss to a $0.13 gain, and a $0.71 improvement in year over year earnings per share from a $0.61 net loss per share as of June 30, 2009 to $0.10 earnings per share as of June 30, 2010.  To our employees this means the removal of the five percent pay reduction that was implemented last year.

Improvements in several of our key performance indicators contributed to our improved results. Equipment utilization improved 14.5%, from 392 miles per truck per day in the second quarter 2009 to 449 miles per truck per day for the second quarter 2010.  We were able to reduce the percentage of empty miles by 30.8% from 8.5% for the second quarter of 2009 to 5.9% for the second quarter of 2010. Our rate per mile was $1.23 for the second quarter 2010 compared to $1.24 for the second quarter 2009, which by itself appears to be a negative trend. However, this is actually a positive when the quarter over quarter reduction in our dependence on brokerage freight from 8.4% for the second quarter 2009 compared to 1.7% for the second quarter 2010 is considered. The reason this is important is because the majority of brokerage freight is hauled for a flat fee which includes fuel surcharge, making the rate per mile appear more favorable. Non-brokerage freight includes both a rate component that is included in our rate per mile calculation and a fuel surcharge which is not included in our rate per mile. Therefore, the fact that our rate per mile went down $0.01 while reducing our brokerage freight by 79.8% was a noteworthy factor in our improved operating results. We believe this trend will continue into the second half of the year.

We are seeing a continued trend towards shipping capacity shortages in the marketplace. There are several ways to approach a market that has turned favorable to carriers after a long period of being at a dramatic disadvantage due to overcapacity. We have chosen an approach of “rate corrections” as opposed to “rate increases”. Our rate corrections are based on supportable facts that we can sit down with our customers and discuss. This information has become available through our continued investment in a yield management team and tools that allow us to determine the right freight at the right price going to the right place. We have found both our existing customers and our new customers to be supportive of this approach in a market place proliferated with carriers aggressively seeking rate increases based on the maximum amounts that various markets will tolerate. We see our approach as a sustainable opportunity to gain market share through growth in business with existing customers and gaining business with new customers as others impose aggressive rate increases on the marketplace. Results of these efforts are highlighted by the fact that 20% of customers in our top one hundred customer list were added in the last 12 months.

We are very pleased by our return to profitability for each month of the second quarter and thank our customers for their support and our employees for their hard work and dedication in positioning PAM Transport for success.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenue, before fuel surcharge	$71,939,526	$62,367,050	$142,298,461	$122,636,632
Fuel surcharge	13,298,385	6,109,426	24,786,273	11,657,879
	85,237,911	68,476,476	167,084,734	134,294,511

Operating expenses and costs:
Salaries, wages and benefits	26,974,312	24,011,960	53,970,159	48,085,009
Fuel expense	24,692,341	16,560,352	48,991,723	31,483,186
Operating supplies and expenses	7,126,732	6,823,616	14,090,177	13,225,772
Rent and purchased transportation	11,285,405	9,544,575	22,322,386	18,620,406
Depreciation	6,505,440	8,569,755	13,041,467	17,380,058
Operating taxes and licenses	1,272,680	1,402,107	2,321,046	2,695,966
Insurance and claims	3,194,700	3,130,613	6,433,267	6,172,820
Communications and utilities	664,353	637,662	1,369,689	1,335,800
Other	1,229,576	1,291,954	2,283,851	2,449,538
(Gain) loss on disposition of equipment	(27,704)	67,501	(29,383)	24,252
Total operating expenses and costs	82,917,835	72,040,095	164,794,382	141,472,807

Operating income (loss)	2,320,076	(3,563,619)	2,290,352	(7,178,296)

Interest expense	(606,441)	(629,268)	(1,106,921)	(1,292,923)
Non-operating income (expense)	378,890	199,880	387,959	(666,993)

Income (loss) before income taxes	2,092,525	(3,993,007)	1,571,390	(9,138,212)
Income tax expense (benefit)	830,948	(1,636,690)	625,256	(3,435,968)

Net income (loss)	$1,261,577	$(2,356,317)	$946,134	$(5,702,244)

Diluted earnings (loss) per share	$0.13	$(0.25)	$0.10	$(0.61)

Average shares outstanding – Diluted	9,420,600	9,412,292	9,419,134	9,412,356

	Quarter ended June 30,		Six Months Ended June 30,
Truckload Operations	2010	2009	2010	2009

Total miles	49,472,218	42,912,482	98,177,299	83,490,826
Operating ratio*	96.38%	107.12%	98.42%	107.35%
Empty miles factor	5.89%	8.51%	6.16%	8.32%
Revenue per total mile, before fuel surcharge	$1.23	$1.24	$1.23	$1.26
Total loads	73,817	68,621	146,201	133,567
Revenue per truck per work day	$552	$486	$550	$474
Revenue per truck per week	$2,760	$2,430	$2,735	$2,370
Average company trucks	1,723	1,679	1,712	1,711
Average owner operator trucks	27	33	30	33

Logistics Operations
Total revenue	$11,127,754	$9,112,546	$21,505,876	$17,732,534
Operating ratio	98.90%	97.48%	98.22%	96.91%
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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.